CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 17, 2003,relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of the Clipper FundSM, which is also incorporated by reference in to the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Independent Accountants" in such Registration Statement.

/s/

PricewaterhouseCoopers LLP
Los Angeles, California
April 14, 2003